Exhibit 99.1

Ethanex Energy, Inc. Appointments Former BNSF Executive to the Company's Board of Directors

Basehor, KS--Sept. 14, 2006--Ethanex Energy, Inc. (OTCBB: EHNX), an alternative energy company whose mission is to become the ethanol industry’s low-cost producer, today announced the appointment of a former Burlington Northern Santa Fe Corporation (BNI) executive, Thomas G. Kraemer, to the Company's Board of Directors. During his 25 year tenure at BNSF, Mr. Kraemer played a critical leadership role with the Company and within the railroad industry. Mr. Kraemer was appointed to lead BNSF’s Coal Business Unit in June 1999 and served in that capacity until his retirement.

"We are proud to announce the addition of Thomas Kraemer to the Ethanex Board of Directors. Tom’s wealth of experience and credentials within the railroad, grain, and coal industries will be tremendous resource as we continue to focus on developing and operating efficient, low cost ethanol production facilities and creating value and earnings for our shareholders. We welcome Tom’s broad expertise in the railroad industry, particularly railroad operations and logistics, as well as his experience in, and knowledge of, the energy industry,” said Al Knapp, President and Chief Executive Officer of Ethanex. “Tom’s addition is another key milestone in our effort to develop a highly qualified Board with extensive energy industry experience,” Knapp added. Mr. Kraemer joins the current Board of Directors composed of Ethanex executives, Al Knapp (President and CEO), Robert Walther (Executive Chairman of the Board), Randy Rahm (co-COO), Bryan Sherbacow (co-COO), and John Norris (Independent Director).

Mr. Kraemer was appointed Chairman of the United States Department of Energy’s National Coal Council for 2004 - 2005. Over the past 15 years Mr. Kraemer has been actively involved with a variety of energy related organizations, including the Center for Energy and Economic Development, American Coal Council, National Mining Association, and Association of American Railroads.

Mr. Kraemer began his career in the railroad industry in 1981 as a Marketing Manager in the Forest Products Business Unit. In 1984, he obtained a position in corporate strategic planning and the Director of Interline Marketing. From 1988 through 1991 he was responsible for BNSF’s freight equipment and locomotive investments. In 1991, he was promoted to Assistant Vice President-Coal Logistics and was promoted again in 1993 to Vice President of the Iron and Steel Business Unit. In 1996, Mr. Kraemer became Vice President of Coal and Grain Operations until his appointment in 1999 to lead BNSF’s Coal Business Unit.

Mr. Kraemer holds a B.S. degree in Forest Resources Development from the University of Minnesota as well as an M.B.A. from Mankato State University.

About Ethanex Energy, Inc.

Ethanex Energy, Inc. is an alternative energy company whose mission is to become the ethanol industry’s low-cost producer. The company expects to achieve this industry position through the application of next-generation feedstock technologies and use of alternative energy sources. Ethanex Energy is currently developing three ethanol production facilities located in the mid-west, with a combined production capacity of approximately 300 million gallons of ethanol per year. The Company expects these three plants to be operational in 2008. Ethanex Energy is concentrating its geographic focus in areas that allow access to abundant supplies of corn, alternative energy sources, transportation infrastructure and the potential for expedited permitting. Ethanex Energy’s acquisition and brownfield development strategies afford it rapid capacity development with significant operating cost advantages. The Company’s senior management has over eighty years of experience in the energy sector including the design, construction and operation of hundreds of power generation facilities. Ethanex Energy is based in Basehor, Kansas with offices in Santa Rosa, California and Charleston, South Carolina. For more information about Ethanex Energy, visit www.ethanexenergy.com

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to exploit ethanol development and production opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward- looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, our inability to generate sufficient operating cash flow to construct and adequately maintain our production facilities and service our anticipated debt, commodity pricing, environmental risks and general economic conditions. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on September 6, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT:	Ethanex Energy, Inc.
Bryan Sherbacow, Chief Operating Officer
202-337-2200
b.sherbacow@ethanexenergy.com
www.ethanexenergy.com

Investor Relations
Jennifer K. Zimmons, Ph.D.
Strategic Growth International
212-838-1444
jzimmons@sgi-ir.com
www.sgi-ir.com

SOURCE:	Ethanex Energy, Inc.